Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of March 31, 2011, by and between SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 775, Madison, Wisconsin 53703 (hereinafter referred to as “Sonic Foundry”), and Mr. Gary Weis (hereinafter referred to as “Weis”).

WITNESSETH:

WHEREAS, Sonic Foundry desires to employ Weis, and Weis desires to be employed by Sonic Foundry as Chief Executive Officer; and

WHEREAS, Sonic Foundry and Weis desire to enter into an employment agreement that will confirm and set forth the terms and conditions of Weis’s employment with Sonic Foundry as Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

First: Employment

(a) Employment. Sonic Foundry hereby confirms and agrees that Weis will serve as Chief Executive Officer of Sonic Foundry. In his capacity as Chief Executive Officer, Weis shall report to the Board of Directors of Sonic Foundry. Weis shall serve in an executive capacity and shall perform such duties as are customarily with the title of Chief Executive Officer, consistent with the bylaws of the Company and as required by Sonic Foundry’s Board of Directors.

(b) Weis’s Acceptance. Weis hereby agrees to serve as Chief Executive Officer of Sonic Foundry.

Second: Term

Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall commence on April 1, 2011 (the “Commencement Date”) and shall continue until April 1, 2012, or until sooner terminated pursuant to the terms hereof.

Third: Compensation

(a) Base Compensation. For all services rendered by Weis under this Agreement, Sonic Foundry shall pay Weis a salary of $344,000 per year, payable in bi-weekly installments in accordance with Sonic Foundry’s standard payroll practices. The salary payable to Weis may be increased but not decreased by Sonic Foundry at its sole discretion. Weis’s annual salary, as may from time to time be increased by Sonic Foundry, is hereinafter referred to as “Base Compensation”.

(b) Bonus Plans. Weis may receive periodic performance bonuses as may be declared by the Board of Directors of Sonic Foundry (or a duly constituted and empowered committee thereof).

(c) Other Benefits. Weis shall receive such other incidental benefits of employment, such as insurance, retirement plan, and employee stock option plan participation, as are provided generally to Sonic Foundry’s other salaried employees on the same terms as are applicable to such other employees. Weis shall be entitled to receive four weeks annual vacation.

(d) Expenses. Weis shall also be reimbursed for all reasonable business expenses incurred in connection with his employment. Without limitation, such expenses shall include an automobile allowance of $750 per month, a Madison housing allowance of $1,000 per month, reasonable client entertainment and business travel and lodging expenses, and reasonable business education expenses.

Fourth: Extent of Services

Weis agrees that he shall devote sufficient skill, labor and attention to his employment with Sonic Foundry in order to promptly and faithfully do and perform all services pertaining to his position that are or may hereafter be required of him by Sonic Foundry during the term of his employment hereunder. Weis shall be permitted to (i) manage his personal, financial and legal affairs, (ii) serve on charitable and other nonprofit company/entity boards and committees, and (iii) provide consulting services, serve on for-profit company/entity boards and committees and otherwise engage in personally remunerative activities, provided all such activities do not detract from or conflict with the performance of his duties hereunder or result in any breach of the confidentiality, work for hire or non-competition provisions of this Agreement as set out at Articles Sixth and Tenth.

Fifth: Working Facilities

Weis shall be furnished with facilities and services reasonably suitable to his position and adequate for the performance of his duties.

Sixth: Ownership and Disclosure of Information

(a) Generally. The parties acknowledge that Sonic Foundry and its affiliates (individually and collectively, the “Companies”), have developed and intend to continue to develop and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in Sec. 3426.1(d) of the Uniform Trade Secrets Act) and processes which are considered proprietary by the Companies, particularly including, without limitation, software, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the “Proprietary Information”). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

(b) Access to Proprietary Information. The parties acknowledge that Weis has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

(c) Nondisclosure to others. Except as directed by Sonic Foundry in writing or verbally, Weis shall not at any time during or after the term of his employment (the “Term”) disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with his duties with Sonic Foundry or utilize for his own benefit or for the benefit of any other party any such Proprietary Information and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information, provided, however, that Weis may disclose any of such Proprietary Information if compelled to do so by a court or governmental agency, provided further, however, that to the extent allowed by law, Weis shall give Sonic Foundry three business days notice prior to such disclosure.

(d) Property of Sonic Foundry. Weis agrees that any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done under this Agreement by Weis and which are reasonably related to Sonic Foundry’s automated rich media application software and systems business or other business activities of Sonic Foundry existing on or developed during the term of this Agreement shall become the absolute property of Sonic Foundry. Weis further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters, patent or copyrights that may be obtained therefore shall be the property of Sonic Foundry, and Weis agrees to do every act and thing requisite to vest said patents or copyrights in Sonic Foundry without any other or additional consideration to Weis than herein expressed.

(e) Survivability. Weis acknowledges that his obligations hereunder shall continue beyond the Term with respect to any Proprietary Information (as defined in Article Sixth, paragraph (a) hereof) which came into his possession during the Term.

Seventh: Sonic Foundry’s Right to Terminate For Cause

(a) Cause. Sonic Foundry may at any time during the term of this Agreement discharge Weis for “cause”. The term “cause” is defined herein as Weis’s (i) willful misappropriation of corporate funds, fraud, embezzlement dishonesty, willful misrepresentation or other act of moral turpitude to the detriment of Sonic Foundry, (ii) material negligence in the execution of his assigned duties or Weis’s voluntary abandonment of his job for any reason other than disability; (iii) refusal or failure, after not less than 20 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the Board of Directors consistent with Weis’s authority and responsibilities under this Agreement given to him in writing; (iv) conviction of a felony; (v) material breach or violation of the terms of this Agreement, which breach or violation shall not have been cured, if curable, by Weis within 20 days after receipt of written notice of the same from the Board of Directors or such longer period as is reasonably required to complete such cure (but in no event longer than thirty days); (vi) Weis’s death or disability (except that, in the event of Weis’s disability, Sonic Foundry shall, at Weis’s request, prior to discharge, grant Weis a leave of absence of up to six months or such longer period of time as may be required by law); or (vii) Weis’s chronic abuse of drugs or alcohol. Weis shall be terminated only following a finding of “cause” in a resolution adopted by majority vote of the Board of Directors of Sonic Foundry, provided that any such findings by the Board shall not result in any waiver of Weis’s right to contest whether such cause, in fact, exists.

(b) No Rights Following Cause Termination. Following a termination of Weis’s employment with Sonic Foundry “for cause” pursuant to and in accordance with paragraph (a) of this Article Seventh: (i) all rights and liabilities of the parties hereto shall cease as of the termination date and this Agreement shall be terminated (subject to the continuing obligations of Weis pursuant to Article Sixth and Tenth hereof); and (ii) Weis shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment. In the event that Weis asserts that his voluntary termination was actually a constructive termination, Sonic Foundry shall be entitled to assert as “cause” for such termination any grounds present at the time of such termination which the Board of Directors could have asserted as “cause” if called upon to terminate Weis. Notwithstanding the above, in the event of Weis’s death or disability Weis or his legal representative or estate shall have one year from the date of death or disability to exercise all stock options which were vested upon such date of death or disability.

Eighth: Termination Without Cause

(a) Rights Following Termination Without Cause, Constructive Termination, Non-Renewal, or Death or Disability. Should Weis be discharged by Sonic Foundry at any time during the term of this Agreement except as provided in Article Seventh, or should it be determined through arbitration pursuant to Article Eleventh below that Weis was constructively terminated, Sonic Foundry hereby agrees to pay to Weis, in equal bi-weekly installments over a six-month period, an amount equal to the lesser of (i) six months salary, or (ii) the number of whole months Weis was employed by Sonic Foundry hereunder, up to the date of termination, multiplied by Weis’s one month salary. Should this Agreement not be renewed should a new employment agreement not be entered into upon the end of the term of this Agreement, or should Weis die or become disabled during the term of this Agreement, Sonic Foundry hereby agrees to pay Weis (or in the event of Weis’s death, his estate) an amount equal to six months salary, in equal bi-weekly installments over a six-month period. In addition, Weis shall receive health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay. Also, in the event Weis is discharged by Sonic Foundry at any time during the term of this Agreement, except as provided in Article Seventh, all of Weis’s unvested stock options and stock grants shall vest immediately upon such termination. Sonic Foundry hereby represents and warrants that all provisions of this Agreement, whether set out in this Article Eighth or elsewhere, providing for vesting of unvested stock options and/or stock grants are consistent with the Sonic Foundry, Inc. 2009 Stock Incentive Plan (the “Plan”), as it now exists or may hereafter be amended from time to time, that any and all approvals of such provisions that may be required under such Plan have been or will be properly secured and memorialized as required by such Plan or applicable law, and that any changes in any instruments issued under such Plan including, without limitation, any such instruments heretofore or hereafter issued to Weis, have been amended or will be amended to comply with such provisions.

(b) No Additional Rights. Except as set forth above in paragraph (a) of this Article Eighth following a termination of Weis’s employment by Sonic Foundry other than pursuant to Article Seventh above and Article Ninth below: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Weis pursuant to Articles Sixth and Tenth); and (ii) Weis shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

Ninth: Right to Voluntary Termination by Weis

(a) Conditions for Termination by Weis. In the event that:

(i) Any “person” (becomes a “beneficial” owner, “directly or indirectly”, of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or

(ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets, the purchase of all of its outstanding voting securities or a combination thereof; or

(iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner, “directly or indirectly”, of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock;

then, if following any of the events set forth in clauses (i), (ii) or (iii), Weis shall have the right and option to voluntarily terminate this Agreement within one (1) year of the occurrence of such event upon written notice to Sonic Foundry. All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and (iii), the term “affiliate” shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

(b) Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Weis pursuant to paragraph (a) of this Article Ninth,

Weis shall be entitled to be paid by Sonic Foundry, in a lump sum, within thirty (30) days of such termination by Weis, an amount equal to the highest cash compensation (including Base Compensation and bonus) paid to Weis in any of the last three fiscal years immediately prior to his termination. In addition, Weis shall receive health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay. In addition, all of Weis’s unvested stock options and stock grants shall vest immediately upon such termination.

(c) No Additional Rights. Except as set forth above in paragraph (b) of this Article Ninth, if Weis voluntarily terminates his employment with Sonic Foundry pursuant to paragraph (a) of this Article Ninth or otherwise: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Weis pursuant to Articles Sixth and Tenth); and (ii) Weis shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

(d) Notice by Weis of Voluntary Termination. Weis agrees to give Sonic Foundry two (2) months notice of any voluntary termination of employment, except for termination pursuant to paragraph (a) above, termination upon non-renewal or termination on the basis of a constructive discharge pursuant to Article Eighth, paragraph (a) above. Upon the giving of such notice, Sonic Foundry may elect to terminate Weis’s employment immediately, and such termination shall be considered a voluntary termination by Weis pursuant to paragraph (c) above, except that, in such case, and provided that during such two month period Weis is not employed by or affiliated with a competitor of Sonic Foundry, Weis shall be paid two months severance compensation based on the highest cash compensation (including Base Compensation and bonus) paid to Weis in any of the last three fiscal years immediately prior to this termination.

(e) Section 409A

(i) Notwithstanding any other provision with respect to the timing of payments under Article Eighth, if, at the time of Weis’s termination, Weis is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and any successor statute, regulation and guidance thereto) of Sonic Foundry, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Weis may become entitled under Article Eighth which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time Weis shall be paid an aggregate amount equal to the total amount due to Weis under Article Eighth.

(ii) Notwithstanding any other provision with respect to the timing of payments under Article Ninth, if, at the time of Weis’s termination, Weis is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code,

and any successor statute, regulation and guidance thereto) of Sonic Foundry, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Weis may become entitled under Article Ninth which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time Weis shall be paid the full payment as set forth in Article Ninth.

Tenth: Restrictive Covenant

Weis covenants and agrees that during the period commencing with the date hereof and ending one (1) year from the date Weis’s employment with Sonic Foundry is terminated with or without “cause” by reason of Weis’s voluntary termination of employment from Sonic Foundry, or by reason of non-renewal (the “Non-Compete Period”), employee will not compete or attempt to compete with or become associated with any business which competes with the Company’s automated rich media application software and systems business, or any business activities of the Company existing on or developed subsequent to the date hereof. Weis covenants and agrees that he will not, without the prior written consent of Sonic Foundry during the Non-Compete Period: (a) solicit any customer of the Company; (b) solicit any contracts which were either being solicited by, or which were under contract with, the Company by performing or causing to be performed any work which was either being solicited by, or which was under contract with, Sonic Foundry; or (c) induce any sales, operating, technical or other personnel of the Company to leave the service, employ or business of the Company. Weis agrees that he will not violate this Article Tenth: (a) directly or indirectly; (b) in any capacity, either individually or as a member of any firm; (c) as an officer, director, stockholder, partner or employee of any business; or (d) through or with any persons, relatives (either through blood or marriage), firms, corporations or individuals controlled by or associated with him (each and every such method of violation referred to in clauses (a) through (d) shall hereinafter be referred to as an “indirect violation”). Weis further agrees that doing or causing to be done any of the actions prohibited in this Article Tenth by means of an indirect violation shall constitute a violation of this Article Tenth as though violated by Weis, subject to all of the remedies to Sonic Foundry provided for herein and as otherwise provided by law.

Eleventh: Arbitration; Governing Law

Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award attorneys’ fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

Twelfth: Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence, in the case of Weis, or to its principal office, in the case of Sonic Foundry.

Thirteenth: Waiver of Breach

The waiver by Sonic Foundry of a breach of any provision of this Agreement by Weis shall not operate or be construed as a waiver of any subsequent breach by Weis.

Fourteenth: Assignment

The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

Fifteenth: Entire Agreement; Written Amendment

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Sixteenth: Equitable Relief; Partial Enforcement

Sonic Foundry and Weis have agreed that violation or breach of Articles Sixth and Tenth will result in irreparable injury to the Companies and shall entitle the Companies to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Weis have further agreed in the event that only a portion of Articles Sixth or Tenth shall be deemed enforceable or valid that portion of such Articles as shall be enforceable or valid shall be enforced. Sonic Foundry and Weis have further agreed that the court making a determination of the validity or enforceability of such Articles shall have the power and authority to rewrite the restrictions contained in such Articles to include the maximum portion of the restrictions included within such Articles as are enforceable, valid and consistent with the intent of the parties as expressed in such Articles. In the event that any court rather than arbitration proceeding is initiated by Sonic Foundry in order to obtain equitable relief per this Article Sixteenth, absent assertion of a frivolous claim or defense, each party shall bear its or his own legal expenses in connection with such proceeding.

Seventeenth: Duties Upon Termination

In the event the employment of Weis is terminated for any reason whatsoever, Weis shall deliver immediately to Sonic Foundry all computer software, correspondence, letters, contracts, call reports, price lists, manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, and all other materials and records of any kind and other embodiments of information that may be in Weis’s possession or under his control which belong to Sonic Foundry or have been obtained from Sonic Foundry by Weis, including any and all copies of such items previously described in this paragraph. Except as stated above, all salary, commissions, benefits and rights thereto cease as of the termination date.

Eighteenth: Warranty and Indemnification

Weis warrants that he is not a party to an agreement or restrictive covenant which would prohibit his employment by Sonic Foundry or restrict his activities of employment with Sonic Foundry. Weis further agrees to indemnify and hold Sonic Foundry harmless from any and all suits, claims or damages which arise out of the assertion by any other person, firm or entity that such a restrictive covenant or agreement exists, has existed, or operates to control or restrict Weis’s activities or conduct of employment by Sonic Foundry.

Nineteenth: Inducement or Coercion for Employment

Weis acknowledges that this Agreement has been executed by him without coercion by Sonic Foundry, and that no representations or inducements of any kind have been made or provided by Sonic Foundry to obtain Weis’s execution of this Agreement other than those specifically contained in this written document. Weis represents that he has been given the opportunity to review this Agreement with his own independent counsel, and that McBreen & Kopko is not representing Weis in connection with this Agreement or in any related matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ David Kleinman
Its:	Chairman of the Compensation Committee

/s/ Gary Weis
Gary Weis

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